UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): December 31, 2013

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On December 31, 2013 (the “Effective Date”), CVR Energy, Inc. (the “Company”) entered into Incentive Unit Agreements with certain of its named executive officers, awarding such officers the number of incentive units summarized below:

Officer	Incentive Units Awarded
Susan M. Ball	39,648
Edmund S. Gross	35,243
Robert W. Haugen	24,230
The awards for the named executive officers vest in one-third annual increments beginning on December 27, 2014. Each incentive unit represents the right to receive, upon vesting, a cash payment equal to (a) the average closing price of the common units of CVR Refining, LP (the “Partnership”) for the first 10 business days of the month in which the vesting date occurs, plus (b) the cash value of all distributions declared and paid by the Partnership on the Partnership’s common units from the Effective Date to and including the vesting date.
The awards become immediately vested in the event of any of the following: (i) such named executive officer’s employment is terminated other than for cause within the one-year period following a change in control; (ii) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (iii) such named executive officer’s employment is terminated under certain circumstances prior to a change in control. If such named executive officer is terminated other than for cause or such executive resigns for good reason in the absence of a change in control, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited.

The Company indirectly owns 100% of CVR Refining GP, LLC, the general partner of the Partnership. In addition, the Company indirectly owns approximately 71% of the common units representing limited partner interests of the Partnership.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 7, 2014

CVR Energy, Inc.

By:	/s/ Edmund S. Gross
Edmund S. Gross,
Senior Vice President, General Counsel and Secretary